                                                                      EXHIBIT 11
                                                                         PRIMARY
                                                                   (PAGE 1 OF 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                            THREE MONTHS ENDED SIX MONTHS ENDED
                                                 JUNE 30,          JUNE 30,
                                            ------------------ ----------------
                                              1997     1996     1997     1996
                                            ------------------ ------- --------
PRIMARY
Net income................................. $ 36,999 $  38,420 $ 6,881 $ 72,406
Adjustment of shares outstanding:
Weighted average shares of common stock
 outstanding...............................  108,338   104,708 108,567  101,854
Employee stock plan shares and shares of
 common stock issuable upon the assumed
 exercise of stock options.................    1,801     1,854   1,804    1,569
                                            -------- --------- ------- --------
Adjusted shares of common stock and common
 stock equivalents for computation.........  110,139   106,562 110,371  103,423
                                            -------- --------- ------- --------
Net income per share....................... $   0.34 $    0.36 $  0.06 $   0.70
                                            ======== ========= ======= ========

                                                                      EXHIBIT 11
                                                                   FULLY DILUTED
                                                                   (PAGE 2 OF 2)

                  EXCEL COMMUNICATIONS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                            THREE MONTHS ENDED SIX MONTHS ENDED
                                                 JUNE 30,          JUNE 30,
                                            ------------------ ----------------
                                              1997     1996     1997     1996
                                            ------------------ ------- --------
ASSUMING FULL DILUTION
Net income................................. $ 36,999 $  38,420 $ 6,881 $ 72,406
Adjustment of shares outstanding:
Weighted average shares of common stock
 outstanding...............................  108,338   104,708 108,567  101,854
Employee stock plan shares and shares of
 common stock issuable upon the assumed
 exercise of stock options.................    2,048     1,945   2,048    1,810
                                            -------- --------- ------- --------
Adjusted shares of common stock and common
 stock equivalents for computation.........  110,386   106,653 110,615  103,664
                                            -------- --------- ------- --------
Net income per share....................... $   0.34 $    0.36 $  0.06 $   0.70
                                            ======== ========= ======= ========